Exhibit 99.1

Core-Mark Announces First Quarter Diluted EPS of $2.20

South San Francisco, California – May 8, 2009 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading wholesale distributors to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2009.

First Quarter

Net sales were $1.39 billion for the first quarter of 2009 compared to $1.35 billion for the same period in 2008, a 3.5% increase. The increase was due primarily to cigarette price increases totaling approximately $36 million and sales from our New England division. On a constant currency basis, net sales increased 6.8% during the first quarter compared to the same quarter in the prior year. In addition, this quarter had 63 working days compared to 64 in first quarter of 2008.

Gross profit for the first quarter of 2009 was $118.1 million compared to $81.2 million for the same period last year. Cigarette holding profits were $34.9 million this quarter but nominal in the first quarter of last year. Gross profit, excluding cigarette holding profits and LIFO expense, grew to $86.2 million this quarter from $82.8 million in the first quarter of 2008, a 4.1% increase. This improvement was driven primarily by an increase in cigarette gross profit margins. Second quarter gross profit will be negatively impacted by approximately $10.8 million of federal excise tax liability levied on inventories held for sale on April 1, 2009, net of expected manufacturer reimbursements.

The Company’s operating expenses for the first quarter of 2009 increased 2.6% to $82.6 million compared to $80.5 million in the first quarter of 2008. As a percent to sales, total operating expenses decreased by 5 basis points; warehousing and distribution expenses decreased 18 basis points. Selling, general and administrative costs increased by 12 basis points due primarily to increases in healthcare costs and additional bad debt provisions.

Net income for the first quarter of 2009 was $23.3 million, or $2.20 per diluted share compared to a net loss of $0.5 million, or $0.05 per diluted share for the same period in 2008. The cigarette holding profits contributed significantly to the improvement in net income. In addition, diluted earnings per share were also impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.21 compared to $0.16 in the first quarter of 2008.

“I am very proud of this organization’s strategic execution in managing the effects of the new State Children’s Health Insurance Program (SCHIP) legislation, which was the catalyst to the cigarette manufacturer’s price increase. For the Company, we were able to generate sufficient cigarette holding profits to almost equal the funding required for the increases in working capital that resulted from this legislation,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “We will still need to pay almost $11 million in federal excise tax. For our customers, we set as an objective and then delivered reliable service and supply continuity before, during, and after this seismic event. I am extremely pleased with this organization’s demonstrated ability to manage such challenges for the benefit of both our shareholders and customers.”

Guidance for 2009

The Company increased its annual guidance from $6.3 billion to $6.4 billion of net sales for 2009. This guidance contemplates an 8% to 10% decline in carton sales and soft sales in the other categories. Management has lowered its expected capital expenditures from $27 million to $24 million for 2009.

Annual Meeting

Core-Mark has scheduled its annual meeting for June 2, 2009 at 2:00 p.m. in Burlingame, California at the Hyatt Regency located at 1333 Bayshore Highway. Stockholders of record as of April 6, 2009 will be entitled to vote at the Annual Meeting.

Investors Conference Call

Core-Mark will host an earnings call on Monday, May 11, 2009 at 9:00 a.m. Pacific time during which management will review the results of the first quarter ended March 31, 2009. The call may be accessed by dialing 1-800-471-6718 using the code 24429476. The call may also be listened to on the Company’s internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 24,000 retail locations in 50 states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our diluted earnings per share for the first quarter of 2009 on a comparable basis with the same periods in 2008. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience retail industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$12.9	$15.7
Restricted cash	9.2	11.4
Accounts receivable, net of allowance for doubtful accounts of $9.3 and $8.8, respectively	135.9	146.9
Other receivables, net	39.3	34.1
Inventories, net	214.4	238.4
Deposits and prepayments	45.4	26.5
Deferred income taxes	12.2	12.2

Total current assets	469.3	485.2

Property and equipment, net	75.4	74.2
Deferred income taxes	12.2	12.1
Goodwill	3.7	3.7
Other non-current assets, net	35.6	37.4

Total assets	$596.2	$612.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$59.7	$66.0
Book overdrafts	8.4	17.8
Cigarette and tobacco taxes payable	88.6	103.2
Accrued liabilities	71.9	58.1
Income taxes payable	8.6	—
Deferred income taxes	1.5	1.6

Total current liabilities	238.7	246.7

Long-term debt, net	0.8	30.8
Other long-term liabilities	8.1	11.1
Claims liabilities, net of current portion	31.6	31.3
Pension liabilities	19.1	19.1

Total liabilities	298.3	339.0

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,829,646 and 10,746,416 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively)	0.1	0.1
Additional paid-in capital	210.3	209.3
Treasury stock at cost, 396,716 shares of common stock	(11.0)	(11.0)
Retained earnings	105.6	82.3
Accumulated other comprehensive loss	(7.1)	(7.1)

Total stockholders’ equity	297.9	273.6

Total liabilities and stockholders’ equity	$596.2	$612.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net sales	$1,391.8	$1,345.4
Cost of goods sold	1,273.7	1,264.2

Gross profit	118.1	81.2

Warehousing and distribution expenses	45.0	45.9
Selling, general and administrative expenses	37.0	34.1
Amortization of intangible assets	0.6	0.5

Total operating expenses	82.6	80.5

Income from operations	35.5	0.7

Interest expense	0.5	0.5
Interest income	(0.1)	(0.3)
Foreign currency transaction losses, net	0.8	1.0

Income (loss) before income taxes	34.3	(0.5)
Provision for income taxes	11.0	—

Net income (loss)	$23.3	$(0.5)

Basic income (loss) per common share (1)	$2.22	$(0.05)

Diluted income (loss) per common share (1)	$2.20	$(0.05)

Basic weighted average shares	10.5	10.6
Diluted weighted average shares	10.6	10.6

Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$23.3	$(0.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
LIFO and inventory provisions	3.0	2.3
Amortization of debt issuance costs	0.1	0.1
Amortization of stock-based compensation expense	1.2	1.0
Bad debt expense, net	0.8	0.3
Depreciation and amortization	4.5	4.4
Foreign currency transaction losses, net	0.8	1.0
Changes in operating assets and liabilities:
Accounts receivable	10.0	1.0
Other receivables	(5.5)	0.1
Inventories	19.8	10.4
Deposits, prepayments and other non-current assets	(18.5)	0.5
Accounts payable	(6.1)	9.0
Cigarette and tobacco taxes payable	(13.6)	(1.8)
Pension, claims and other accrued liabilities	11.2	1.3
Income taxes payable	8.7	—

Net cash provided by operating activities	39.7	29.1

Cash flows from investing activities:
Restricted cash	1.9	(1.5)
Additions to property and equipment, net	(4.8)	(6.0)
Capitalization of software	(0.1)	(0.2)

Net cash used in investing activities	(3.0)	(7.7)

Cash flows from financing activities:
Repayments under revolving credit facility, net	(30.0)	(20.9)
Repurchases of common stock shares (treasury stock)	—	(2.1)
Proceeds from exercise of common stock options	—	0.1
Excess tax deductions associated with stock-based compensation	—	0.1
Decrease in book overdrafts	(9.4)	—

Net cash used in financing activities	(39.4)	(22.8)

Effects of changes in foreign exchange rates	(0.1)	(0.3)

Decrease in cash and cash equivalents	(2.8)	(1.7)
Cash and cash equivalents, beginning of period	15.7	21.3

Cash and cash equivalents, end of period	$12.9	$19.6

Supplemental disclosures:
Cash (refunded) paid during the period for:
Income taxes, includes interest paid, net of refunds	$0.1	$(3.5)
Interest	$0.3	$0.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS

(Unaudited)

	Three Months Ended March 31		% Increase/ (Decrease)
	2009(a)	2008(a)
GAAP Diluted EPS	$2.20	($0.05)
LIFO expense	0.17	0.10
Cigarette inventory holding profits(1)	(2.00)	(0.01)
New England conversion costs(2)	0.05	—
Start up costs for Toronto division	—	0.04
Foreign exchange loss	0.05	0.06
Tax items(3)	(0.26)	0.02

Non-GAAP Diluted EPS (4)	$0.21	$0.16	31.3%

(1)	Cigarette inventory holding profits

Cigarette holding profits for the three months ended March 31, 2009 were $34.9 million compared to $0.1 million for the same period in 2008. The increase in cigarette inventory holding profits for three months ended March 31, 2009 is due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the SCHIP legislation.

(2)	New England conversion costs

We incurred $0.8 million of costs related to the integration of our New England division onto our information technology platform.

(3)	Tax items

Included in the provision for income taxes for the three months ended March 31, 2009 was a $1.8 million benefit related primarily to the expiration of the statute of limitations for uncertain tax positions and related interest of $1.0 million. Included in the provision for Income Taxes for the three months ended March 31, 2008 was $0.2 million of after tax interest expense related to our uncertain tax positions.

(4)	Non-GAAP Diluted EPS

The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for 2009 and 39.32% for 2008, except for the tax items(3) which are based on their applicable tax rate.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.